BNY MELLON ETF INVESTMENT ADVISER, LLC
201 Washington Street

Boston, Massachusetts 02108

February 27, 2026

BNY Mellon ETF Trust
-BNY Mellon Concentrated International ETF
240 Greenwich Street
New York, New York 10286

Re: Fee Waiver/Expense Cap

To Whom It May Concern:

Effective February 27, 2026, BNY Mellon ETF Investment Adviser, LLC (the "Adviser"), intending to be legally bound, hereby confirms its agreement in respect of BNY Mellon Concentrated International ETF (the "Fund"), a series of BNY Mellon ETF Trust (the "Trust"), as follows:

The Adviser has contractually agreed, until at least February 27, 2027, to assume the direct expenses of the Fund so that the Fund’s total annual operating expenses (including acquired fund fees and expenses (if any)) (excluding payments under the Fund’s 12b-1 plan (if any), interest expenses (if any), taxes, brokerage commissions, costs of holding shareholder meetings, fees and expenses associated with any securities lending program adopted by the Fund, and litigation and potential litigation and other extraordinary expenses not incurred in the ordinary course of the Fund’s business) do not exceed 0.65% of the Fund’s average daily net assets. Prior to February 27, 2027, this expense limitation agreement may only be terminated by the Fund’s board. On or after February 27, 2027, the Adviser may terminate this expense limitation agreement at any time.

This agreement may only be amended by agreement of the Trust, on behalf of the Fund, upon the approval of the Board of Trustees of the Trust and the Adviser to lower the net amounts shown, and may be terminated prior to February 27, 2027 in the event of termination of the Management Agreement between the Adviser and the Trust with respect to the Fund.

BNY MELLON ETF INVESTMENT ADVISER, LLC

By:/s/ Sarah S. Kelleher
                                                        Sarah Kelleher

        Vice President

Accepted and Agreed To:

BNY MELLON ETF TRUST

On Behalf of BNY Mellon Concentrated International ETF

By:/s/ James Windels

James Windels

Treasurer